Exhibit 10.3

Director’s Appointment Letter

Date: November 3, 2017

Cuiwei Ye

Hailiang Building, No. 1508 Binsheng Rd.

Hangzhou, Zhejiang Province

People’s Republic of China

Dear Mr. Cuiwei Ye:

We write to confirm your appointment to the Board of Directors (the “Board”) of Hailiang Education Group Inc. (the “Company”), effective November 3, 2017. Your appointment is made subject to the terms of the memorandum and articles of association of the Company, as amended from time to time (including the resolutions concerning your appointment) (“Charter Documents”) and this appointment letter.

1.	Expense Reimbursement. The Company will reimburse you for all reasonable travel, accommodation and other related expenses to the fullest extent permitted under the Charter Documents.

We set out in Annex A the address, fax and telephone numbers to be entered in the Register of Directors and for service of notice of Board meetings of the Company. We should be grateful if you would confirm these details, or amend the same setting out the correct address, fax and telephone numbers.

Please confirm you agree to serve in the capacity set forth above and the contact details set out below by signing this document as indicated below and returning it to the Company’s registered office.

Yours sincerely,

Hailiang Education Group Inc.

By:	/s/ Ming Wang
Name:	Ming Wang
Title:	Chairman of the Board and CEO

[Director Appointment Letter]

Annex A

Details of Appointment

Name	Cuiwei Ye

Address

Telephone Number

Fax Number

Email Address

[Director Appointment Letter]